Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES DECLARES FOURTH QUARTER COMMON STOCK DIVIDEND

CHATTANOOGA, Tenn. (November 10, 2022) – CBL Properties (NYSE:CBL) today announced that its Board of Directors has declared a dividend of $0.25 per common share, payable in all cash, for the quarter ending December 31, 2022. The dividend, which equates to an annual dividend payment of $1.00 per common share, is payable on December 30, 2022, to shareholders of record as of December 1, 2022.

Special Dividends - Update

Based on updated projections of taxable income for the twelve months ending December 31, 2022, CBL expects to distribute a special one-time dividend in the range of $65 to $85 million to meet minimum distribution requirements. The exact amount of the special dividend will be determined by CBL’s Board of Directors before year-end and will be subject to the Board’s ongoing review of the Company’s financial performance over the remainder of the year in relation to current projections. Subject to IRS guidelines, the special dividend may be distributed in all cash or in a combination of cash and common stock, as determined at the time by CBL’s Board of Directors.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 94 properties totaling 58.5 million square feet across 22 states, including 56 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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